Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Jennifer Baier (714) 382-2692	Ria Marie Carlson (714) 382-4400
jennifer.baier@ingrammicro.com	ria.carlson@ingrammicro.com

Marie Meoli (714) 382-2190	Lisa Mueller (714) 382-2012
marie.meoli@ingrammicro.com	lisa.mueller@ingrammicro.com

Note: Presentation slides, found at www.ingrammicro.com/corp, will accompany the company’s conference call today at 5 p.m. EST (2 p.m. PST).

INGRAM MICRO REPORTS
THIRD QUARTER 2003 RESULTS

     SANTA ANA, Calif., Oct. 30, 2003 — Ingram Micro Inc. (NYSE: IM), the world’s leading provider of wholesale technology products and services, today announced financial results for the third quarter of fiscal year 2003 (ended Sept. 27, 2003).

     Net income based on generally accepted accounting principles (GAAP) was $81.2 million or $0.53 per diluted share versus a net loss of $8.3 million or $0.06 per diluted share in the year-ago quarter. Net income based on GAAP includes: a benefit of $70.5 million or $0.46 per share for the reversal of previously accrued income taxes related to the gain on the sale of securities in 1999; a previously announced charge of $20 million ($13.6 million net of tax) or $0.09 per diluted share related to accounts receivable from Micro Warehouse Inc.; and, major-program costs of $4.0 million (approximately $3.7 million net of tax) associated with the company’s profit-enhancement program. In the year-ago quarter, major-program costs were $45.1 million (approximately $28.4 million net of tax).

     On a non-GAAP basis, net income excluding the tax reversal and major-program costs – but including the previously announced Micro Warehouse charge of $20 million ($13.6 million net of tax or $0.09 per diluted share) – was $14.5 million or $0.09 per diluted share versus $20.1 million or $0.13 per diluted share in the year-ago quarter.

     Financial results for the quarter also benefited from a reduction in the 2003 effective tax rate from 35 percent utilized in the first six months of the year to 32 percent, which is expected to be the company’s full-year effective tax rate, excluding the reversal of the previously accrued taxes. The effective tax rate in 2002 was 37 percent.

     Worldwide sales for the quarter were $5.21 billion, a decline of 7.0 percent versus sales of $5.60 billion a year ago, but a slight increase sequentially. A special Microsoft software upgrade program generated incremental revenues in the third quarter of last year, which affects prior-year comparisons. North America generated 49 percent of the quarter’s total sales, while Europe generated 34 percent and the Other International regions (Latin America and Asia-Pacific) generated 17 percent.

     “The demand environment continues to be stable but not robust, with positive signals coming from many parts of the world,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “We are particularly pleased with the results of our European region, which generated a sequential sales improvement during the typically slow summer months and increased operating margins excluding major-program costs by 69 basis points versus last year’s third quarter (a 126 basis-point increase based on GAAP). In addition, we maintained worldwide gross margins above 5.4 percent for the seventh consecutive quarter as a result of our profit-enhancement program, as well as intelligent pricing actions and superior customer programs. Consolidated sales and income excluding major-program costs and special items were within our range of guidance.”

Additional Third Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com/corp.

Regional Sales

  North American sales were $2.56 billion, a decline of 17.4 percent versus the year-ago quarter and nearly flat sequentially. Last year’s Microsoft upgrade program had a greater impact on North American prior-year comparisons than those of the other regions.
  European sales were $1.79 billion, an increase of 5.0 percent versus a year ago (a local-currency decrease of approximately 7 percent) and a slight increase sequentially (an increase of two percent in local currencies).
  Sales in the Other International regions (Latin America and Asia-Pacific) were $858 million, an increase of 7.6 percent versus a year ago and 4.9 percent sequentially.

Gross Margin

  The gross margin was 5.43 percent, relatively flat sequentially and versus the prior-year period.

Operating Expenses

  On a GAAP basis, total operating expenses were $261.8 million or 5.03 percent of revenues versus
  $306.3 million or 5.47 percent of revenues in the year-ago quarter.
  Excluding major-program costs – but including the Micro Warehouse charge of $20 million or 0.38 percent of revenues – operating expenses were $257.7 million or 4.95 percent of revenues versus $262.4 million or 4.69 percent of revenues in the year-ago quarter. The translation impact of the stronger European currencies added approximately $10 million to the quarter’s operating expenses versus the prior year.

Operating Income – Worldwide

  On a GAAP basis, income from operations was $20.8 million or 0.40 percent of revenues versus a loss of $2.6 million in the year-ago quarter.
  Excluding major-program costs – but including the Micro Warehouse charge of $20 million or 0.38 percent of revenues – income from operations was $24.8 million or 0.48 percent of revenues versus $42.5 million or 0.76 percent of revenues a year ago.

Operating Income – North America

  On a GAAP basis, income from operations was $14.1 million or 0.55 percent of revenues versus
  $7.4 million or 0.24 percent of revenues in the year-ago quarter.
  Excluding major-program costs – but including the Micro Warehouse charge of $20 million or 0.78 percent of revenues – operating income was $17.3 million or 0.68 percent of revenues versus $41.7 million or 1.34 percent of revenues in the year-ago quarter.

Operating Income – Europe

  On a GAAP basis, income from operations was $10.1 million or 0.56 percent of revenues versus a loss of $12.0 million in the year-ago quarter.
  Excluding major-program costs, operating income was $10.8 million or 0.60 percent of revenues versus a loss of $1.5 million in the year-ago quarter.

Operating Income – Other International (Latin America and Asia-Pacific)

  On a GAAP basis, the region posted an operating loss of $3.4 million versus operating income of
  $2.0 million or 0.25 percent of revenues in the year-ago quarter.
  Excluding major-program costs, the region posted an operating loss of $3.3 million versus operating income of $2.3 million or 0.30 percent of revenues in the year-ago quarter. The results were affected by inventory charges of $3.5 million in Asia-Pacific and continued market softness in Latin America.

Other Income / Expense

  Other expenses for the quarter were $6.4 million, a decrease of $4.2 million versus the prior-year quarter. The reduction primarily reflects continued strong working capital management, lower interest rates and slightly higher foreign exchange gains.

Depreciation and Capital Expenditures

  Total depreciation (including accelerated depreciation of $3.6 million, a component of our major-
  program costs) was $19.5 million.
  Capital expenditures were approximately $7.1 million.

Balance Sheet Items

  Inventory was $1.48 billion, 2 percent lower than a year ago. Inventory turns and days on hand were at 13 and 27, respectively. Working capital days were 19 on a GAAP basis. Including $70 million associated with the company’s off-balance sheet accounts receivable financing programs, working capital days of 20 continued at historically low levels.
  Cash and cash equivalents totaled $523.2 million compared to $387.3 million a year ago.
  Total debt on a GAAP basis was $368.6 million versus $327.8 million at the end of last year’s third quarter. Total debt on a non-GAAP basis was $438.6 million versus $417.8 million last year, which includes $70 million and $90 million, respectively, associated with the company’s off-balance sheet accounts receivable financing programs. The debt-to-capitalization ratios were flat with last year at 17 percent (GAAP) and 20 percent (non-GAAP).

     “Strong operating performances in North America and Europe drove the quarter’s results,” said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. “Without the $20 million charge related to Micro Warehouse’s bankruptcy, our operating margin would have improved 10 basis points versus the prior year and 9 basis points sequentially. Operating expenses, even including the charge and the comparative strength of the euro, were $4.7 million lower than last year. And, our gross-margin stability reflects continued success in providing value for our customers.”

     Madden added that the tax rate change had a favorable impact of approximately $2.5 million or $0.02 per share on non-GAAP earnings. “The majority of this amount is related to the cumulative effect of adjusting the rate from 35 percent for the first half of this year,” he said. “The tax-rate change was not factored into our guidance for the third quarter. We expect the tax rate to remain at 32 percent for the full year.”

Nine-Month Period

      For the nine months ended Sept. 27, 2003, worldwide sales were $15.85 billion, a 4.3 percent decline from the $16.57 billion reported in the year-ago period. Regional sales were $7.88 billion for North America (a 14.0 percent decline), $5.50 billion for Europe (an 8.4 percent increase in U.S. dollars; a decline of approximately 8 percent in local currencies), and $2.47 billion for the Other International regions (a 6.3 percent increase). The gross margin was 5.43 percent, relatively flat with the prior-year period on a GAAP and non-GAAP basis.

      Operating income on a GAAP basis for the nine-month period was $75.2 million or 0.47 percent of revenues versus $54.2 million or 0.33 percent of revenues in the prior year. On a non-GAAP basis, which excludes major-program costs of $36.7 million but includes the Micro Warehouse charge of $20 million or 0.13 percent of revenues, operating income was $111.9 million or 0.71 percent of revenues. In the year-ago period, operating income on a non-GAAP basis was $108.1 million or 0.65 percent of revenues, which excluded major-program costs of $53.9 million.

     Nine-month net income on a GAAP basis was $102.8 million or $0.68 per diluted share, which includes the benefit of $70.5 million from the reversal of tax accruals associated with a gain on sales of securities in 1999, partly offset by the Micro Warehouse charge of $20 million ($13.6 million net of tax) or $0.09 per share and major-program costs. On a non-GAAP basis, which excludes major-program costs and this tax benefit but includes the Micro Warehouse charge, net income was $57.3 million or $0.38 per diluted share. In the year-ago period, net income on a GAAP basis (before the adoption of a new accounting standard) was $16.0 million or $0.10 per share; excluding major-program costs, net income was $45.8 million or $0.30 per diluted share.

     Total depreciation for the nine-month period (including accelerated depreciation of $11.0 million, a component of major-program costs) was $62.2 million, while capital expenditures for the nine months were $25.0 million.

Detail on Major-Program Costs and Special Items

     Third-quarter major-program costs of $4.0 million before taxes, recorded as operating expenses, included reorganization costs of $1.5 million, primarily for workforce reductions in North America and Europe, and $5.4 million of period costs, primarily comprised of accelerated depreciation of fixed assets associated with software replaced by a more efficient solution, the planned exit of facilities, and the outsourcing of the company’s IT infrastructure, as well as relocation, transition and other related costs, partially offset by a $2.9 million gain on the sale of excess land near the company’s corporate headquarters in Southern California.

     Approximately $3.0 million of these net costs were directly associated with the profit-enhancement program announced on Sept. 18, 2002. Aggregate costs related to the profit-enhancement program since it was announced are approximately $130.2 million. When the program was announced, the company indicated that additional costs in connection with new opportunities may be incurred. During the third quarter, the company incurred additional major-program costs of approximately $1.0 million, primarily related to further streamlining of operations in the European and Other International regions, which were not part of the original profit-enhancement program.

     In September 2003, the company’s U.S. federal tax returns up to and including 1999 were closed. As part of this closure, the company reversed previously accrued federal income taxes of $70.5 million or $0.46 per share related to the gain on the sale of securities in 1999, which had a favorable impact on third quarter net income.

     In the third quarter of last year, major-program costs of $45.1 million before taxes included: reorganization costs of $22.8 million; $21.1 million charged to selling, general and administrative expenses, primarily for accelerated depreciation associated with the planned exit of facilities and other related costs; and $1.2 million charged to costs of goods sold, primarily for inventory and vendor program losses associated with the exit of certain markets.

     Financial results excluding these costs and items, as well as those including off-balance sheet debt, are considered non-GAAP and are presented as supplemental information, along with other financial metrics such as accounts receivable, days of sales outstanding and total borrowings including off-balance sheet debt, to enhance the public’s understanding of, and highlight trends in, the company’s financial results excluding reorganization costs, major-program costs and special items. Ingram Micro’s management utilizes these non-GAAP financial measures, along with primary GAAP measures, in analyzing and measuring the performance of the company’s core operations from period to period.

Outlook for the Fourth Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company’s forecast for the fourth quarter ending January 3, 2004, sales are expected to range from $5.70 billion to $5.90 billion, with net income excluding any major-program costs and other special items ranging from $32 million to $37 million, or $0.21 to $0.24 per diluted share.

     The company’s net income, required to be reported based on GAAP, will likely differ significantly from this forecast because of major-program costs related to the profit-enhancement program, announced on Sept. 18, 2002, and other actions that may be implemented. The company’s major-program costs and other actions, if any, and therefore GAAP earnings, in any one quarter cannot be reasonably estimated.

     “Our fourth-quarter guidance reflects seasonality generally in line with historical norms,” said Foster. “Worldwide economic reports appear promising and the attitude of our customer base is relatively upbeat, yet our sales forecast does not reflect a surge in demand. It also should be noted that this year’s fourth quarter contains 14 weeks, rather than the typical 13 weeks, which will have a mild effect on sales because of the New Year’s holiday, but a full-week impact on operating expenses.”

     He added: “Looking ahead, the profit-enhancement program will drive operating income, and our gross margin achievements will continue through strong demand-generation programs and superior performance for our vendors and resellers. Pursuing new opportunities for profitable growth will continue to be a key area of focus for the future.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EST. To listen to the conference call and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com/corp (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (415) 228-4834 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com/corp (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, restructuring charges, major-program costs, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) the company’s failure to achieve the objectives of its profit enhancement program as announced in September 2002 or other process or organizational changes, in whole or in part, or delays in implementing components of the program; (2) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (4) failure of information systems and/or failure to successfully transition certain components of the company’s IT infrastructure to its third-party provider which could result in significant disruption to business or additional cost, or may not generate the intended level of cost savings; (5) disruptions in business operations due to reorganization activities; (6) the continuation or worsening of the severe downturn in economic conditions (particularly purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (7) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability which could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions; (17) future periodic assessments required by current or new accounting standards which may result in additional charges; and (18) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended December 28, 2002; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Ranked 76 on the Fortune 500, Ingram Micro generated $22.5 billion in revenues for fiscal year 2002. Visit www.ingrammicro.com/corp.

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03-37

© 2003 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	September 27, 2003	December 28, 2002

ASSETS
Current Assets:
Cash	$523,181	$387,513
Accounts receivable, including retained
interest in securitized receivables, net	2,067,006	2,354,906
Inventories	1,476,367	1,564,065
Other current assets	297,656	293,902

Total current assets	4,364,210	4,600,386

Property and equipment, net	210,361	250,244
Goodwill	242,180	233,922
Other	50,670	59,802

Total assets	$4,867,421	$5,144,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,390,239	$2,623,188
Accrued expenses	294,860	438,787
Current maturities of long-term debt	133,931	124,894

Total current liabilities	2,819,030	3,186,869

Long-term debt, less current maturities	234,667	241,052
Deferred income taxes and other liabilities	30,873	80,444

Total liabilities	3,084,570	3,508,365

Stockholders’ equity	1,782,851	1,635,989

Total liabilities and stockholders’ equity	$4,867,421	$5,144,354

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended September 27, 2003

	As Reported Under GAAP	Impact of Major-Program Costs and Special Items (a)	Non-GAAP Financial Measure

Net sales	$5,207,450	$-	$5,207,450
Costs of sales	4,924,907	-	4,924,907

Gross profit	282,543	-	282,543

Operating expenses:
Selling, general and
administrative	260,287	(2,556)	257,731
Reorganization costs	1,490	(1,490)	-

	261,777	(4,046)	257,731

Income from operations	20,766	4,046	24,812
Interest and other	6,379	-	6,379

Income before income taxes	14,387	4,046	18,433
Provision for income taxes	(66,852)	70,776	3,924

Net income	$81,239	$(66,730)	$14,509

Diluted earnings per share:
Net income	$0.53	$(0.44)	$0.09

Diluted weighted average
shares outstanding	153,458,434	153,458,434	153,458,434

	Thirteen Weeks Ended September 28, 2002

	As Reported Under GAAP	Impact of Major-Program Costs and Special Items (b)	Non-GAAP Financial Measure

Net sales	$5,600,231	$-	$5,600,231
Costs of sales	5,296,538	(1,241)	5,295,297

Gross profit	303,693	1,241	304,934

Operating expenses:
Selling, general and
administrative	283,469	(21,084)	262,385
Reorganization costs	22,807	(22,807)	-

	306,276	(43,891)	262,385

Income from operations	(2,583)	45,132	42,549
Interest and other	10,624	-	10,624

Income before income taxes	(13,207)	45,132	31,925
Provision for income taxes	(4,886)	16,698	11,812

Net income	$(8,321)	$28,434	$20,113

Diluted earnings per share:
Net income	$(0.06)	$0.19	$0.13

Diluted weighted average
shares outstanding	150,498,529	150,498,529	150,498,529

(a)	Major-program costs in 2003 include reorganization costs of $1,490 primarily for workforce reductions in North America and Europe; $2,556 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with software replaced by a more efficient solution, the planned exit of facilities and outsourcing of our IT infrastructure, as well as relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the company’s corporate headquarters in Southern California. In addition, income taxes include a benefit of $70,461 for the reversal of previously accrued federal income taxes related to the gain on the sale of securities in 1999.

(b)	Major-program costs in 2002 include reorganization costs of $22,807 for facility consolidations and workforce reductions throughout the world; $21,084 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, consulting fees directly associated with the profit-enhancement plan and certain other related costs; and $1,241 recorded as cost of sales, comprised of incremental inventory-related costs caused by the exit of certain markets.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended September 27, 2003

	As Reported Under GAAP	Impact of Major-Program Costs and Special Items (a)	Non-GAAP Financial Measure

Net sales	$15,852,299	$-	$15,852,299
Costs of sales	14,992,129	(443)	14,991,686

Gross profit	860,170	443	860,613

Operating expenses:
Selling, general and
administrative	770,270	(21,537)	748,733
Reorganization costs	14,721	(14,721)	-

	784,991	(36,258)	748,733

Income from operations	75,179	36,701	111,880
Interest and other	27,602	-	27,602

Income before income taxes	47,577	36,701	84,278
Provision for income taxes	(55,236)	82,206	26,970

Net income	$102,813	$(45,505)	$57,308

Diluted earnings per share:
Net income	$0.68	$(0.30)	$0.38

Diluted weighted average
shares outstanding	151,582,896	151,582,896	151,582,896

	Thirty-nine Weeks Ended September 28, 2002

	As Reported Under GAAP	Impact of Major-Program Costs and Special Items (b)	Non-GAAP Financial Measure

Net sales	$16,569,556	$-	$16,569,556
Costs of sales	15,669,105	(1,241)	15,667,864

Gross profit	900,451	1,241	901,692

Operating expenses:
Selling, general and
administrative	814,668	(21,084)	793,584
Reorganization costs	31,587	(31,587)	-

	846,255	(52,671)	793,584

Income from operations	54,196	53,912	108,108
Interest and other	28,876	6,535	35,411

Income before income taxes
and cumulative effect of
adoption of a new
accounting standard	25,320	47,377	72,697
Provision for income taxes	9,369	17,529	26,898

Income before cumulative
effect of adoption of a
new accounting standard	15,951	29,848	45,799
Cumulative effect of
adoption of a new
accounting standard	(280,861)	280,861	-

Net income (loss)	$(264,910)	$310,709	$45,799

Diluted earnings (loss) per share:
Income before cumulative
effect of adoption of a
new accounting standard	$0.10	$0.20	$0.30
Cumulative effect of
adoption of a new
accounting standard	(1.84)	1.84	-

Net income (loss)	$(1.74)	$2.04	$0.30

Diluted weighted average
shares outstanding	152,237,216	152,237,216	152,237,216

(a)	Major-program costs in 2003 include reorganization costs of $14,721 for workforce reductions throughout the world and facility consolidations in Europe; $21,537 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with software replaced by a more efficient solution, the planned exit of facilities and outsourcing of our IT infrastructure, as well as a loss on the sale of a German semiconductor equipment distribution business, relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the company’s corporate headquarters in Southern California; and $443 recorded as cost of sales, comprised of incremental inventory losses caused by the exit of certain markets. In addition, income taxes include a benefit of $70,461 for the reversal of previously accrued federal income taxes related to the gain on sale of securities in 1999.

(b)	Major-program costs in 2002 include reorganization costs of $31,587 for facility consolidations and workforce throughout the world; $21,084 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, consulting fees directly associated with the profit-enhancement plan and certain other related costs; and $1,241 recorded as cost of sales, comprised of incremental inventory-related costs caused by the exit of certain markets; gain of $6,535 on the sale of securities included in interest and other expenses; and a one-time, non-cash charge of $280,861 (net of taxes), recorded in the first quarter of 2002 for the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Ingram Micro Inc.
Consolidated Income From Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended September 27, 2003

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs	Non-GAAP Financial Measure

North America	$14,056	$3,230	$17,286
Europe	10,094	726	10,820
Other International	(3,384)	90	(3,294)

	$20,766	4,046	$24,812

	Thirteen Weeks Ended September 28, 2002

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs	Non-GAAP Financial Measure

North America	$7,352	$34,315	$41,667
Europe	(11,968)	10,471	(1,497)
Other International	2,033	346	2,379

	$(2,583)	$45,132	$42,549

Ingram Micro Inc.
Consolidated Income From Operations
(Dollars in 000s)
(Unaudited)

	Thirty-nine Weeks Ended September 27, 2003

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs	Non-GAAP Financial Measure

North America	$48,795	$22,746	$71,541
Europe	28,490	13,630	42,120
Other International	(2,106)	325	(1,781)

	$75,179	36,701	$111,880

	Thirty-nine Weeks Ended September 28, 2002

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs	Non-GAAP Financial Measure

North America	$55,135	$37,837	$92,972
Europe	(970)	13,661	12,691
Other International	31	2,414	2,445

	$54,196	$53,912	$108,108